DATE APRIL 1ST 2009

(1) CLENERGEN INDIA PRIVATE LIMITED

AND

(2) IJM CONSTRUCTIONS

BIOMASS SUPPLY AGREEMENT

AGREEMENT is made on April 1st 2009

BETWEEN:-

(1)	CLENERGEN INDIA PRIVATE LIMITED a Company registered in Tamilnadu, India ("CUSTOMER ");

(2)	IJM CONSTRUCTIONS a Company registered in Tamilnadu India ("SUPPLIER");

All Biomass and Services are supplied subject to Customer’s standard terms end conditions detailed below (this ‘Agreement’). Without limitation, signing for and/or accepting the Biomass shall signify acceptance of this Agreement. To the extent of any inconsistency between this Agreement and any other agreement signed by duly authorised representatives of CUSTOMER and SUPPLIER, the terms of the latter agreement shall apply.

DEFINITIONS in this Agreement

‘CUSTOMER’ means the purchaser of the Biomass and Services offered by SUPPLIER. ‘Premises’ means the premises of the SUPPLIER (including but not limited to installations, facilities, storage and equipment).

'Biomass' means Prosopis Juliflora wood biomass (no more than 2 feet in length) for use as a feedstock for gasification and production of syngas as an energy source for generating electricity.

PAYMENT TERMS

Payment for Biomass shall be due in accordance with the payment terms agreed by SUPPLIER and CUSTOMER which are confirmed on the invoice. Payment shall be made by direct debit unless otherwise agreed by SUPPLIER.

Interest is payable to the SUPPLIER at the rate of 4% above the prime lending rate for the time being of State Bank of India in respect of all sums which remain unpaid to SUPPLIER after the due date for payment

CREDIT LIMIT & SECURITY

CUSTOMER will notify to the SUPPLIER in writing the Ievel of its credit limit (inclusive of VAT) ("the Credit Limit"). CUSTOMER agrees to provide an advance payment equal to the cost of receiving 16,000 tones of Biomass. SUPPLIER agrees to provide certain bankers guarantees that warrant the company is able to meet its contractual obligations as set out in this Agreement.

PRICES

The price of the biomass will be Indian Rupees Two Thousand Five Hundreds only (INR 2500) per tone delivered at site of Customer. Such price represents the delivered price at the site of the Power plant storage facilities and excludes grinding, charges. SUPPLIER will be entitled to an escalation clause of 5% per annum commencing from year two onwards.

TAXES

Prices charged by SUPPLIER are exclusive of VAT but inclusive of all other taxes, imports and duties leviable by any fiscal authority in the country of origin, subject to any changes in taxes, imports and duties as detailed in the Force Majeure Clause.

The CUSTOMER warrants and undertakes that the Biomass supplied under this Agreement will not be used in contravention of the Customs and Excise Management Act 1979 or of any amending or substituting legislation in relation to either such act.

QUALITY

Any Biomass shall conform to any specification or description set out in SUPPLIER literature published in relation thereto as current from time to time. Biomass will be fit for the purpose set out in such literature and not for any other purpose whatsoever.

QUANTITY

The CUSTOMER agrees to purchase a minimum of 100,000 tones of biomass per annum commencing year 2010 for a period of up to 3 years with the quantity on order for each period of 6 months confirmed in writing by Customer to Supplier 30 days prior to the commencement of the 6 month period. 8000 tones of biomass will be supplied on a monthly basis, with pick up scheduled on a regular basis throughout the month as mutually agreed upon between the CUSTOMER and the SUPPLIER. At all times, an inventory of 8000 tones will be maintained at the CUSTOMERS storage center.

SUPPLIER will ensure that the CUSTOMER’s power plant will have sufficient biomass to run at full capacity at all times for the duration of the contract.

MEASUREMENT

SUPPLIER shall be responsible for measurement of the quantity of Biomass delivered for the purposes of preparing accounts, which shall be conclusive and binding in the absence of manifest error on the part of SUPPLIER. CUSTOMER is entitled to be represented at the taking of measurements for bulk deliveries if it so requests. Each truckload of biomass will be supplied with a Weighman’s slip detailing the weight of the biomass being delivered. CUSTOMER will be responsible to provide designated personnel to be present at the weigh stations in order to verify the amount.

DELIVERY

Biomass shall be delivered to CUSTOMER or procured to be delivered on the days, between hours and in loads of minimum and/or maximum quantity as may from time to time be reasonably prescribed by SUPPLIER, and CUSTOMER shall request deliveries under this Agreement accordingly and shall allow reasonable time for SUPPLIER to deliver. All deliveries will be assigned to a specific location for pick up by the CUSTOMER, of which such location will be within 5km from the source where the biomass is produced.

CUSTOMER warrants and undertakes to provide suitable facilities to allow safe pick up. The cost of uplifts requested by CUSTOMER or caused by CUSTOMER’s default may be charged to CUSTOMER.

BIOMASS DISCREPANCY

In the event of missing consignments, short delivery or damage SUPPLIER will investigate the circumstances if:

In the case of damage to Biomass CUSTOMER notifies SUPPLIER in writing within 10 days of receipt quoting the delivery quantity and weight note and/or in the case of short deliver or non-receipt CUSTOMER notifies SUPPLIER in writing within 10 days of the delivery note of the consignment concerned. SUPPLIER will not be liable to rectify damaged Biomass/short deliveries notified outside the time limits referred to above

RISK AND TITLE

Title to Biomass supplied shall pass to CUSTOMER on delivery.

HEALTH, SAFETY AND ENVIRONMENT

SUPPLIER is committed to the promotion of health and safety and to proper regard for the environment in respect of all its activities. SUPPLIER issues health and safety data sheets for Biomass and CUSTOMER shall be responsible for ensuring that its employees, contractors and clients s read and observe all instructions and recommendations. Replacement health and safety data sheets may be obtained by writing to SUPPLIER at the address set out at the beginning of this Agreement or at such address as SUPPLIER may notify the CUSTOMER from time to time.

CUSTOMER shall ensure that all installations and equipment used with Biomass are set up, maintained and operated in such manner to avoid accidents which could hove reasonably been anticipated and shall do everything necessary to prevent Biomass, used or unused, causing harm the environment. CUSTOMER is required to co-operate so far as it can reasonably, with SUPPLIER in implementing measures designed to improve health, safety and environmental performance.

FORCE MAJEURE

Neither SUPPLIER or the CUSTOMER shall be responsible for any failure to fulfil any term of this Agreement if fulfillment has been delayed, hindered or prevented by any circumstance, which is not within the reasonable control of SUPPLIER or the CUSTOMER as the case may be including, without limitation, any (or the apprehension of any) strike, lockout or labour dispute to which SUPPLIER or the CUSTOMER is or may be a party (whether or not the settlement thereof shall be at the discretion of the party in question) or any Government order or restriction or compliance with any order or request of any national supra-national, provincial, port on any other public authority or any person purporting to act for such authority or by failure, total or in part of any of SUPPLIER’s or SUPPLIERS existing or contemplated sources of supply of the Biomass or any of them or the means of delivery thereof howsoever such failure is caused.

If by reason of any such circumstances or by failure as aforesaid the availability from any of SUPPLIER’s or SUPPLIERS sources at contemplated sources of supply (wherever situated) of the Biomass the supply is so curtailed or interfered with as either to delay or hinder SUPPLIER in or to prevent SUPPLIER from supplying the quantity of the Biomass then SUPPLIER shall be at liberty to withhold reduce or suspend deliveries under this Agreement to such extent as SUPPLIER may in its absolute discretion think fit and SUPPLIER shall not be bound to acquire by purchase or otherwise additional quantities from other Suppliers.

SUPPLIER reserves the right to increase the price charged for any Biomass (whether the price was originally determined by reference to SUPPLIER’s prices or separately agreed in writing) if there is any increase in the costs incurred or to be incurred by SUPPLIER in making the relevant supply due to factors which are beyond the control of SUPPLIER. These factors include without limitation any increased taxes, duties, the making of any law, order by-law or other regulation, the occrurrence of any currency fluctuation oflectin9 the cost of any imported items.

CONSEQUENTIAL LOSS

SUPPLIER shall have no liability for any indirect or consequential losses or expenses suffered at incurred by CUSTOMER in connection with the supply of the Biomass including but not limited to loss of anticipated profits, goodwill, reputation, business receipts or contracts or losses or expenses resulting from third party claims.

TERMINATION

Without prejudice to any other rights or remedies Customer shall be entitled to terminate this Agreement summarily on written notice or SUPPLIER shall be entitled to suspend deliveries or vary the stipulated method of payment if CUSTOMER breaches any of its obligations under this Agreement.

0n termination of this Agreement all sums owed to SUPPLIER shall be deemed immediately due and payable

NOTICES

Any notice shall be sufficiently given if sent by first class prepaid post, registered post, recorded delivery or facsimile transmission to the other party and shall be deemed received on the next postal delivery day except for facsimile transmission which shall be deemed received on successful transmission evidenced by the senders printed transmission report.

AMENDMENT OR MODIFICATION

No amendment or modification of any of the provisions of this Agreement, or the rights or obligations of the parties shall be valid unless it is agreed in writing by each of the parties, and specifically refers to this Agreement.

SEVERABILITY

Any provision of this Agreement which is held to be void, illegal or unenforceable shall not affect any other provision of this Agreement

APPLICABLE LAW

This Agreement shall be interpreted in accordance with Laws of India and the parties submit to the exclusive jurisdiction of the Courts of India.

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Agreed to and accepted this first day of April 2009.

By and on behalf of the CUSTOMER:

____________________________
Mark LM Quinn
Director
Clenergen India Private Limited

By and on behalf of the SUPPLIER:

____________________________
James Moni
Director
IJM Constructions